NEWS RELEASE
16290 S.W. Upper Boones Ferry Road, Portland, OR 97224	www.calypte.com

Company Contact:	Investor Relations Contact:
Jerrold D. Dotson, VP-Finance	Dan Schustack
(503) 726-2227	CEOcast, Inc.
email:jdotson@calypte.com	Phone: (212) 732-4300
email:dschustack@ceocast.com

Calypte Biomedical Enters Into $8.0 Million Common Stock
Purchase Agreement with Fusion Capital

PORTLAND, OR, January 23, 2008, Calypte Biomedical Corporation (OTCBB:CBMC), a developer, manufacturer and marketer of HIV diagnostic tests, today announced it has entered into a $8.0 million common stock purchase agreement with Fusion Capital Fund II, LLC, a Chicago-based institutional investor. The Company may sell up to $8.0 million of its common stock to Fusion Capital from time to time over a 24-month period after the Securities and Exchange Commission (SEC) has declared effective the registration statement related to the transaction. The proceeds will be used to further the commercialization of the Company’s AwareTM HIV-1/2 Rapid diagnostic tests, develop new diagnostic tests and for general corporate purposes.

Under the agreement, the Company has the right to sell shares of common stock to Fusion Capital from time to time in amounts between $100,000 and $1.0 million, depending on certain conditions, for up to $8.0 million of total funds. The purchase price of the shares will be based on the prevailing market prices of the Company’s shares at the time of sale without any fixed discount, and the Company will control the timing and amount of any sales of shares to Fusion Capital. There are no negative covenants, restrictions on future financings, penalties or liquidated damages in the agreement. A more detailed description of the transaction, as well as the agreement, is set forth in the Company’s Report on Form 8-K filed today with the SEC which should be reviewed carefully in conjunction with this press release.

“We are very pleased to enter into this $8.0 million funding agreement with Fusion Capital, a respected institutional fund that has been investing in technology and health care companies for over eight years,” said Roger I. Gale, CEO of Calypte. “The agreement, as a complement to funding potentially available to us from other sources, provides the Company with the flexibility to help us grow our rapid HIV diagnostic testing business in large developing markets as well as in the U.S.”

About Calypte Biomedical Corporation:

Calypte Biomedical Corporation (www.calypte.com) is a U.S.-based healthcare company focused on the development and commercialization of rapid testing products for sexually transmitted diseases such as the Aware™ HIV-1/2 OMT test that are suitable for use at the point of care and at home. Calypte believes there is a significant need for rapid detection of such diseases globally to control their proliferation, particularly in developing countries, which lack the medical infrastructure to support laboratory-based testing. Calypte believes that testing for HIV and other sexually transmitted infectious diseases may make important contributions to public health, and could increase the likelihood of treating those with undetected HIV and other sexually transmitted diseases.

About Fusion Capital

Fusion Capital Fund II, LLC is an institutional investor based in Chicago, Illinois with a fundamental investment approach. Since 1999, Fusion Capital has invested in a wide range of companies and industries emphasizing life sciences, energy and technology companies. Its investments range from special situation financing to long-term strategic capital.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management’s current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company’s ability to obtain additional financing, if and as needed, and access funds from its existing financing arrangements that will allow it to continue its current and future operations and whether demand for its test products in domestic and international markets will generate sufficient revenues to achieve positive cash flow and profitability. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company’s success are more fully disclosed in the Company’s most recent public filings with the U.S. Securities and Exchange Commission (“SEC”), including its annual report on Form 10-KSB for the year ended December 31, 2006 and its subsequent filings with the SEC.